To the Shareholders of NovaStar Financial, Inc.:

I am pleased to report good progress for the company during 2011 and the first quarter of 2012. Key highlights for this period include:

  We completed our capital restructuring in 2011. This was an essential step for survival and critical to allow the company to move forward and execute our business strategy. We appreciate the support of our shareholders in helping us complete this transaction.

  StreetLinks, our appraisal management company, had a strong year and continues its growth into 2012. For the year ended December 31, 2011, StreetLinks had significant increases in both revenue and net income over 2010. We are excited about the prospects for StreetLinks in 2012 and beyond and maintain our focus to continue the strong growth pattern of the past.

  Advent, our tax settlement products and prepaid debit card business, has in 2012 completed the peak period of its third tax season with unit growth expected to almost double from 2011. We believe there is significant opportunity to continue this growth next year and will do our best to accomplish this goal.

  In 2012, we completed the acquisition of Corvisa by StreetLinks, giving StreetLinks 100 percent ownership of the technology products we obtained with the initial Corvisa acquisition. With this move, we established the software development team of Corvisa to be the technology platform for all NovaStar-owned businesses. Now the same technology resources that helped StreetLinks realize its rapid growth are available to all our businesses.

  We completed our latest acquisition – majority ownership of Mango Moving – in October 2011. Perhaps shareholders are wondering how a moving company fits in with our other businesses. A few employees were wondering the same thing until they learned more about the business and found that it is very similar to StreetLinks. We discuss this in more detail below.

  We promoted Steve Haslam to chief operating officer of NovaStar. Steve has done an incredible job of growing StreetLinks from an early-stage investment to one of the largest and fastest-growing appraisal management companies in its industry. This move allows us to leverage Steve’s great skill set across all the current and future NovaStar companies.

STREETLINKS LENDER SOLUTIONS

StreetLinks is our largest subsidiary today and operates in the residential mortgage business as an appraisal management company (AMC). As an AMC, StreetLinks’ customers are banks and mortgage lenders. They order the appraisal from StreetLinks and StreetLinks sources it to an independent local market appraiser who is one of more than 20,000 appraisal vendors in StreetLinks’ network. Once the appraisal is complete, it comes to StreetLinks to undergo a thorough quality control process for compliance with all appraisal rules and regulations, as well as all lender-specific appraisal guidelines, before it is sent to the lender.

Lenders choose StreetLinks for their appraisal needs because of StreetLinks’:

1.	independent process that ensures there is no loan officer influence over value;
2.	intense quality control process, which is a combination of best-in-industry technology as well as good old-fashioned manual review; and
3.	high level of customer service.

StreetLinks’ goal is to deliver the very best quality appraisal to the lender and the homeowner so that the value of the home serving as collateral for the loan is never in question.

To grow the business, StreetLinks’ dedicated sales staff calls on potential lenders to increase its customer base, while their dedicated operations staff works hard to provide superior service and quality to current customers. StreetLinks’ market share has grown significantly and we believe StreetLinks can continue to capture additional share. In addition to continuing to execute on its core business, StreetLinks will look to bring innovative new valuation products to market to help fuel additional growth.

StreetLinks has a dedicated leadership team committed to running its business. Steve Haslam has been the CEO of StreetLinks since we acquired the business in August 2008. Today, under Steve’s direction, the day-to-day operations of the business are led by Tom Hurst as president and Chad Barker as COO. Tom and Chad are as capable and dedicated as leaders come, and I look forward to watching their progress in the coming years.

ADVENT FINANCIAL SERVICES

Advent has two product/service offerings: tax-time settlement products and prepaid debit cards.

The company is winding up the peak period of its third tax season and is expected to end up with unit growth nearly doubling. We believe Advent can experience continued growth again next year if some of the major initiatives it is working on prove successful.

Advent’s tax-time settlement product is a form of receivables management for tax preparers. For the low- to moderate-income consumer, Advent’s product gives them a process for getting their taxes prepared by a professional without having to pay for the work prior to receiving their tax refund. The taxpayer walks into a tax office and agrees to have their refund processed through Advent’s program, which allows for the preparation fee to be paid from the refund instead of paying the tax preparer’s fee upfront. When the refund is paid by the IRS, it comes through Advent’s platform. Advent deducts the amount owed to the tax preparer and remits the remaining funds to the taxpayer either electronically into a bank account, by check printed at the tax preparer’s office, or by loading it onto their prepaid debit card, the Get It Card. Advent receives a fee for performing this service. Advent provides program oversight and service to all of the participants in the process, before and after the filing of the tax return and processing of the refund deposit. For many of the taxpayers Advent serves, tax time represents the most important financial transaction of the year. Making sure the various components of the transaction occur smoothly and in a timely manner is an important part of Advent’s service offering to the taxpayer and the tax preparer.

If a taxpayer has a bank account, having the refund deposited directly into his or her account is generally the most efficient way to receive their money. The most inefficient method is getting a check and taking it to a check-cashing company where they likely will pay high fees to get their money. Advent’s preferred method, for those without a bank account, is to have the refund loaded onto the Get It Card. If the taxpayer loads their refund on our Get It Card, Advent has the opportunity for extra revenue from a share of interchange fees (fees paid by merchants, not the taxpayer) as they spend their refund. The taxpayer saves money versus paying to have their check cashed. Taxpayers are also introduced to a product we believe can improve their financial position by providing them a convenient, safe and secure way to manage their money. Advent’s goal is to introduce taxpayers to the Get It Card at tax time and then convert them to a year-round client.

There has been significant press recently about prepaid debit cards, some good and some bad. Both perspectives have some merit. The devil is in the details, as not all prepaid debit cards are created equally. In researching a prepaid debit card, the consumer should pay close attention to the fees charged, the protections provided, and the features available. With Advent’s Get It Card, we take great pride in having one of the lowest-cost cards available in the market that is structurally sound and full featured. Advent’s goal is to provide the unbanked and under-banked consumer a low-cost alternative to a bank account, check cashing service or other higher-priced financial product. When the card is used properly, the least expensive option for the consumer creates the greatest revenue stream for Advent in the form of interchange fees, creating a true win-win for the consumer and for Advent.

The day-to-day operations of Advent are headquartered in Kansas City and led by John Thompson. John was recently selected as an Aspen Institute First Movers Fellow for his work in helping bring affordable financial products to low- to moderate-income consumers. We are proud that Advent’s business strategy also provides an opportunity to change society for the better.

MANGO MOVING

As I mentioned earlier, the business of Mango is very similar to the business of StreetLinks. Both are in what I refer to as the technology-enabled vendor management business. At Mango, the vendors are the moving labor and transportation providers, and the customer is an individual.

Mango operates an “asset-light, move management business.” Whereas the major van lines have an agent network that owns trucks, Mango fulfills the customer’s move by sourcing the work to independent small businesses across the nation. In order for this model to work well, Mango begins by establishing a solid network of professional moving labor vendors for the packing, loading, and unloading of the customer’s household goods, as well as a solid network of trucking companies for the transportation of the goods. Then, when Mango books a move with a customer, it outsources the work to its vendor network, and manages the process and quality to ensure the best move for the customer.

Mango’s value proposition to its customers is best in industry pricing and service. In addition, Mango is able to offer greater capacity during the summer months when the van lines are capacity-constrained due to a lack of drivers in their agent network. We believe this innovative structure of an asset-light move management company provides Mango the ability to complete the moves at a lower cost than its competition, which ultimately translates into a lower price for the consumer.

One of our first priorities after acquiring Mango in October was to bring in the right leadership to lead and grow the business. After an extensive search, Mango hired Rob Vespa, a 20-year industry veteran, to lead the charge. He’s off to a fast start and I look forward to reporting on his progress.

CORVISA SERVICES

When StreetLinks acquired Corvisa, we not only acquired what we believe to be the best-in-the-industry appraisal software platform, but we also acquired a world-class team of software developers under the leadership of Matt Lautz. With the acquisition of Corvisa by StreetLinks, we made the decision to use the Corvisa name in a new subsidiary, Corvisa Services, LLC, as a division of NovaStar. Reporting to Steve Haslam, Corvisa consists of our technology department under Matt’s leadership; our marketing department and our training department.

Our goal with Corvisa is to provide all the NovaStar businesses access to world-class functions in all three of these areas; three areas that are critical to the success of any early-stage investment. As we plan future acquisitions of early-stage operating businesses, having this infrastructure in place gives us an advantage to attract entrepreneurs with great ideas, and to help them scale their business to its maximum potential.

BUILDING FOR THE LONG TERM

The last few years have been a story of survival for NovaStar. With the completion of the capital restructuring and the successes of 2011, we now move forward with our goal to build a great company. As we think about NovaStar’s business strategy moving forward, our focus is to find and grow early-stage business opportunities with differentiated value propositions in the technology-enabled services sector. We believe that our current operating businesses fit within this definition. This is a space we understand and that fits well with our core competencies – strong management, world-class technology, training, and marketing and sales.

As part of our new strategy, our board tasked me with developing a new brand for NovaStar. This is well under way and we plan to introduce our new image to shareholders at the annual meeting in May.

As we continue our journey, we will have successes which we will celebrate and, from time to time, failures which we will learn from and correct; but one thing Steve, our employees, and I promise you is that we will not end up somewhere in between, where mediocrity is accepted and where we stop trying to build a great company for our shareholders.

I want to thank all the employees at NovaStar today for their hard work, and our shareholders for their continued support.

W. Lance Anderson
Chairman of the Board and Chief Executive Officer